Exhibit 4.1

STOCK SUBSCRIPTION AGREEMENT

TO: LANTICS CORP.

Dear Sirs:

Concurrent with the execution of this Subscription Agreement, the undersigned (the “Purchaser”) is purchasing ___________ Shares of Common Stock of Lantics Corp. (the “Company”), pursuant to an offering being made to non-U.S. residents only. Purchaser hereby confirms the subscription for and purchase of the said number of Shares at share price of $0,02 per share and hereby agrees to pay herewith the total Subscription Price of $_______ for such Shares.

The Purchaser certifies that:

1.	the Purchaser is not a U.S. person and is not acquiring the Shares for the account or benefit of any U.S. person.

2.	the Purchaser will only resell the Shares in accordance with the provisions of Regulation S of the Securities Act of 1933 (the “Act”), pursuant to registration under the Act or pursuant to an available exemption from registration.

3.	the Purchaser will not engage in hedging transactions with regard to the Shares unless in compliance with the Act.

The Purchaser also acknowledges and agrees that the Company shall refuse to register any transfer of the Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration.

PLEASE MAKE A WIRE OR A CHECK PAYMENT TO: LANTICS CORP.

Executed this ___________________________.

______________________________________________

Signature of the Purchaser

______________________________________________

(Printed Name of Purchaser)

______________________________________________

Address

______________________________________________

Address

ACCEPTED BY:

LANTICS CORP.

By: ___________________________

Usman Kuso, CEO